MASTER INTERFUND LENDING AGREEMENT

This Master Interfund Lending Agreement (the “Master Agreement”), dated as of December 15, 2017 (the “Effective Date”), is by and among the series listed for Touchstone Strategic Trust, Touchstone Variable Series Trust, Touchstone Funds Group Trust, and Touchstone Institutional Funds Trust on Schedule A or Schedule B hereto (collectively, the “Trusts,” and each portfolio series of a Trust shall be referred to herein as a “Fund” and collectively as the “Funds”); and Touchstone Advisors, Inc. (“Touchstone” or the “Advisor”).

WHEREAS, the Trusts and the Advisers have received an exemptive order (the “Order”) dated March 28, 2017 from the SEC permitting the Funds to participate in a joint lending and borrowing facility (the “Interfund Program”);

WHEREAS, the Funds listed on Schedule A hereto (as amended from time to time) are permitted to borrow cash in accordance with the terms and conditions of the Order to satisfy redemption requests, to cover unanticipated cash shortfalls such as a Sales Fail (defined below), or for other temporary purposes (each such borrowing Fund is hereinafter referred to as a “Borrower”);

WHEREAS, the Funds listed on Schedule B hereto (as amended from time to time) are permitted to lend cash to one or more Borrowers from time to time on the terms set forth below and in accordance with the terms and conditions of the Order (each such lending Fund is hereinafter referred to as a “Lender”);

NOW THEREFORE, the parties hereto agree as follows:

1.	Definitions. As used herein, the following terms shall have meanings assigned to them below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Bank Loan Rate” for any day means the rate calculated by the Interfund Lending Team according to a formula established by the Board of Trustees of each Trust intended to approximate the lowest interest rate at which bank short-term loans would be available to a Borrower.

“Board of Trustees” means the Board of Trustees of the applicable Trust.

“Borrowing Instructions” has the meaning specified in Section 3.1.1 hereof.

“Business Day” means a day on which the New York Stock Exchange is open for the purpose of transacting business.

“Credit Arrangements” means the credit arrangements that a Fund may have for borrowing for temporary or emergency purposes, including borrowings from banks and other institutional lenders.

“Interest Rate” means, for each date on which interest accrues hereunder, the average of (i) the Repo Rate and (ii) the Bank Loan Rate.

“Interfund Lending Procedures” means the procedures set forth in this Master Agreement and such other procedures as may be approved and adopted from time to time by the Board of Trustees of the applicable Trust, including a majority of the trustees who are not “interested persons” as that term is used in Section 2(a)(19) of the 1940 Act.

“Interfund Lending Team” means the investment professionals and administrative personnel from the Advisers and/or their affiliates who are responsible for administering the Interfund Program.

“Lending Instructions” has the meaning specified in Section 3.1.1 hereof.

“Loan” has the meaning specified in Section 2 hereof.

“Loan Account” has the meaning specified in Section 3.5 hereof.

“Maximum Amount” has the meaning specified in Section 2 hereof.

“Obligations” means all of the obligations (whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising) of a Borrower to a Lender hereunder.

“Outstanding Secured Borrowing” means any loan made to a Fund either under this Master Agreement or under any other agreement that is secured by assets of the Fund.

“Prospectus” means with respect to each Borrower or Lender the prospectus required to be delivered by the Borrower or Lender to offerees of its securities pursuant to the Securities Act of 1933, as amended.

“Repo Rate” on any day means the highest interest rate available to a Lender from investment in overnight repurchase agreements.

“Sales Fail” in connection with the attempted sale of a security means the cash shortfall resulting from circumstances beyond the seller’s control, such as the delay in the delivery of cash to the seller’s custodian or improper delivery instructions by the broker effecting the transaction.

“SEC” means the United States Securities and Exchange Commission.

“Secured Loan” has the meaning specified in Section 2(e) hereof.

“Security Agreement” has the meaning specified in Section 3.11(d) hereof.

“Statement of Additional Information” means, with respect to each Borrower or Lender, the Statement of Additional Information which must be provided by the Borrower or Lender to recipients of its Prospectus upon request pursuant to rules and regulations adopted by the SEC.

“Unsecured Loan” means any Loan other than a Secured Loan.

2.Interfund Program. Subject to the terms and conditions of this Master Agreement, each Lender may from time to time in its discretion loan its available cash to any Borrower (a “Loan”). Each Loan shall be made for a term no longer than the least of (a) the maximum term on any outstanding loan or advance to the Borrower under its Credit Arrangements; (b) seven (7) days; or (c) the number of days required for the Borrower to receive payment for securities sold at or prior to the time the Loan is made in an amount sufficient to repay the Loan. The maximum principal amount of all Loans outstanding with respect to any Borrower at any time shall not exceed the Maximum Amount the Borrower is permitted to borrow at such time under:

(a)	applicable laws and regulations;

(b)	the provisions of Section 5.2 hereof;

(c) agreements with federal, state, local or foreign governmental authorities or regulators applicable to the Borrower or limitations specified in the Order applicable to the Borrower’s borrowing and pledging activities, all as amended and in effect from time to time;

(d) limitations on borrowing adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere, as amended and in effect from time to time; and

(e) in the case of Loans for which the Borrower is required to provide collateral pursuant to Section 3.11 hereof (“Secured Loans”), any limitations specified in the Security Agreement (as defined below) and any limitations on the pledging of assets adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere.

As used herein, the term “Maximum Amount” means the maximum amount that the Borrower is permitted to borrow in accordance with the provisions of the preceding sentence.

3.	Loan Requirements.

3.1	Procedural Requirements. All loans shall be requested and funded in accordance with the Interfund Lending Procedures.

3.1.1
Borrowing and Lending Instructions. Touchstone shall provide the Interfund Lending Team with standing instructions as to their desire to have the Fund act as a Lender when such Fund has uninvested cash balances (“Lending Instructions”). Touchstone shall provide the Interfund Lending Team with standing instructions as to their desire to participate as a Borrower should the borrowing need arise (“Borrowing Instructions”). Touchstone may revoke or change Lending Instructions or Borrowing Instructions with respect to a Fund by notifying the Interfund Lending Team. No portfolio managers of any Fund will serve as a member of the Interfund Lending Team.

3.1.2
Allocation Procedures. On each Business Day, the Interfund Lending Team shall seek to collect data on the uninvested cash of Funds listed on Schedule B. The Interfund Lending Team will seek to match the amount and term of a Fund’s borrowing needs with the cash available from the Funds that have provided Lending Instructions in accordance with allocation and administrative procedures established by the applicable Board of Trustees. The Interfund Lending Team shall allocate the borrowing demand and lending needs among the Funds on what the Interfund Lending Team deems to be an equitable basis and in accordance with the Interfund Lending Procedures. The Interfund Lending Team shall not solicit cash for Loans from any Funds or publish or disseminate loan demand data to the portfolio managers of the Funds. The Interfund Lending Team will invest all amounts remaining after satisfaction of borrowing demand in accordance with the instructions of Touchstone, or such remaining amounts will be invested directly by Touchstone.

No Loan may be made unless the Interest Rate is more favorable for the Lender than the Repo Rate and more favorable for the Borrower than the Bank Loan Rate.

3.1.3
Funding the Loans. If a Loan has been allocated to a Lender and Borrower pursuant to Section 3.1.2 hereof, and the Loan is otherwise in compliance with the requirements set forth in the Order and the Interfund Lending Procedures, the Lender shall make such Loan to the Borrower. The proceeds of each Loan made by the Lender to the Borrower shall be wired (or transferred if Borrower and Lender have the same custodian) at the Borrower’s expense in accordance with the wiring instructions for each Fund, as in effect from time to time, to an account maintained on the Borrower’s behalf by its custodian.

3.1.4	Obligations Arising from Loan. Each Loan made by the Lender to Borrower shall:

(a)	obligate the Borrower to borrow the principal amount of the Loan at the Interest Rate applicable thereto for the term thereof solely for use by the Borrower;

(b)	constitute a representation and warranty by the Borrower to the Lender that

(i)	the Loan requested thereby

(A)	is permitted under the Borrower’s most recent Prospectus and Statement of Additional Information,

(B)	is in accordance with the requirements of the Order applicable to the Borrower,

(C)	will not, when made, cause the aggregate indebtedness of the Borrower to exceed the Maximum Amount then in effect, and

(D)	will be used by the Borrower only in accordance with Section 3.7 hereof; and

(ii)	all of the representations and warranties of the Borrower contained in Section 4 hereof are true and correct as of the date of such Loan as though made on and as of such date; and

(iii)	all materials facts about the Borrower’s intended participation in the Interfund Program are fully disclosed in the Borrower’s Prospectus and/or Statement of Additional Information; and

(c)	constitute a representation and warranty by the Lender to the Borrower that the Loan thereby

(i)	is permitted under the Lender’s most recent Prospectus and Statement of Additional Information;

(ii)	is in accordance with the requirements of the Order applicable to the Lender;

(iii)	all of the representations and warranties of the Lender contained in Section 4 hereof are true and correct as of the date of such Loan as though made on and as of such date; and

(iv)	all materials facts about the Lender’s intended participation in the Interfund Program are fully disclosed in the Lender’s Prospectus and/or Statement of Additional Information.

3.2
Repayment of Loans. The principal amount of each Loan shall be repaid by the Borrower from the assets of the Borrower on the earlier of one (1) Business Day after demand by the Lender or the expiration of the term of the Loan.

3.3
Interest. The outstanding principal amount of each Loan shall bear interest until maturity at the Interest Rate. If a Borrower has other outstanding bank borrowings, the Interest Rate will be at an interest rate equal to, or lower than, the interest rate of any outstanding bank loans. Interest accrued on each Loan shall be paid by the Borrower upon the earlier of (a) mutually agreed times, or (b) the maturity of such Loan. Amounts overdue hereunder (including, without limitation, overdue principal, and, to the extent permitted by law, overdue interest, fees, charges and expenses) shall bear interest until paid at an annual rate equal to the sum of (i) the Interest Rate applicable to such Loan prior to its maturity and (ii) such additional amount not to exceed 2%, as may be determined by an independent arbitrator of disputes previously approved by the Board of Trustees of both Borrower and Lender, except that in the case of an Event of Default under Section 7.2.2 such additional amount shall exceed 2%.

3.4	Prepayments. Loans may be prepaid in whole or in part prior to the date on which such Loan is due and payable without premium or penalty.

3.5
Loan Records Accounts. Promptly after a Loan has been made, the Interfund Lending Team shall note on its records for the Borrower and Lender, confirming (a) the principal amount of such Loan, (b) the Interest Rate applicable thereto and (c) the maturity thereof. The Interfund Lending Team will maintain a separate account on its books for each Lender and Borrower (a “Loan Account”) on which will be recorded, in accordance with the Advisers’ customary accounting practice, (a) all Loans made by a Lender to a Borrower, (b) all payments of such Loans made to a Lender, and (c) all other charges and expenses properly chargeable to the Borrower. The debit balance of each Fund’s Loan Account shall reflect the amount of the Borrower’s indebtedness from time to time to the Lenders hereunder. Any written statement maintained by the Interfund Lending Team regarding the Loan shall, in the absence of manifest error, constitute conclusive evidence of the indebtedness of the Borrower to the Lender as of the date of such statement, provided, however, that the failure of the Interfund Lending Team to make such statement shall not impair the validity or binding nature of the Borrower’s Obligations with respect to such Loan.

3.6	Computations. All computations hereunder shall be computed on the basis of the actual number of days elapsed and a 360-day year.

3.7
Use of Proceeds. The proceeds of each Loan made hereunder with respect to any Fund shall be used only by such Fund in accordance with its Prospectus and Statement of Additional Information for temporary purposes to satisfy redemption requests, to cover unanticipated cash shortfalls such as a Sales Fail, or for other temporary purposes as permitted by the Interfund Lending Procedures.

3.8
Discretionary Facility. It is acknowledged and agreed by each Borrower that each Lender has no obligation to make any Loan hereunder unless it has issued Lending Instructions, and that the decision whether or not to issue Lending Instructions under this Master Agreement is within the sole and exclusive discretion of each Lender. It is acknowledged and agreed by each Lender that no Borrower is obligated to borrow money hereunder unless it has issued Borrowing Instructions.

3.9
Termination of Participation in the Interfund Program. Each Lender and each Borrower may terminate its participation in this Master Agreement at any time at the election of Touchstone by written notice to the Interfund Lending Team; provided that on or before the date of any termination the relevant Lender or Borrower has no Loans outstanding. The Advisor may at any time by delivery of a revised Schedule A or Schedule B, as applicable, to the Interfund Lending Team add additional Funds that are eligible to rely on the Order as parties to this Master Agreement, whereupon those additional Funds shall be treated for all purposes as a Borrower and as a Lender, as applicable.

3.10
Recourse to Assets. Loans made to any Borrower shall be repaid solely from the assets of such Borrower, and a Lender shall have no right of recourse or offset against the assets of any other Fund with respect to such Loans or any default in respect thereto. Each Lender’s liability under this Master Agreement with respect to a Loan shall be solely limited to the Lender’s assets and each Borrower hereby waives any and all rights it may have against any other Funds with respect to such Loan or any default by Lender with respect thereto.

3.11	Collateral Security for Loans.

(a)
As a condition precedent to making any Loan to any Borrower or continuing any Loan made to any Borrower, the Borrower covenants and agrees that in the event that (i) the Borrower’s outstanding borrowings from all sources immediately after the Loan would exceed 10% of its total assets, (ii) the Borrower’s outstanding borrowings from all sources exceed 10% of the Borrower’s total assets for any reason (such as a decline in net asset value or because of shareholder redemptions), or (iii) the Borrower has Outstanding Secured Borrowings, within one (1) Business Day (except as required by Section 3.11(b) below), the Borrower will

(i)	repay all its outstanding Loans;

(ii)	reduce its outstanding indebtedness to 10% or less of its total assets; or

(iii)
secure each outstanding Loan by the pledge of segregated collateral for such Loan and by transfer of such collateral into a segregated account in the name of the Lender. The minimum market value of the stock and other portfolio securities of the Borrower required to be pledged as collateral to the Lender hereunder with respect to any Secured Loan shall be determined by the Lender in its discretion but, in all cases, will have a market value at least equal to 102% of the outstanding principal value of the loan.

Until each Loan that is outstanding at any time that a Borrower’s outstanding borrowings exceed 10% of its assets is repaid or the Borrower’s outstanding borrowings cease to exceed 10% of its total assets, the Borrower shall mark the value of the collateral to market each day and will pledge and transfer to a segregated account in the name of the Lender such additional collateral as is necessary to maintain the market value of the collateral that secures each outstanding Loan at least equal to 102% of the outstanding principal value of the Loan. Subject to Sections 3.11(b) and (c) hereof, once a Borrower’s outstanding borrowings cease to exceed 10% of its total assets, segregated collateral will no longer be required.

(b)
Any Loan to a Borrower with Outstanding Secured Borrowings (i) will be at an interest rate equal to or lower than that of any outstanding bank loan, (ii) will be secured at least on an equal priority basis with at least an equivalent percentage of collateral to loan value as any outstanding bank loan that requires collateral, and (iii) will have a maturity no longer than any outstanding bank loan (and in any event not more than seven (7) days).

(c)
Notwithstanding Sections 3.11(a) and (b), if any other lender to a Borrower imposes conditions with respect to the quality of or access to collateral securing a borrowing, the Borrower’s collateral for any Loan will be subject to the same conditions (if the other lender is another Fund) or the same or better conditions (in any other circumstance).

(d)
Each pledge of collateral required pursuant to this Section 3.11 shall be made in accordance with, and subject to, the terms and conditions set forth in a collateral security agreement signed by each Fund, in a form approved by the Interfund Lending Team and satisfactory to the Borrower and Lender (the “Security Agreement”).

3.12
Records and Reports. Each Fund will maintain and preserve for a period of not less than six (6) years from the end of the fiscal year in which any transaction under this Master Agreement has occurred, the first two (2) years in an easily accessible place, written records of all Loans to which it was a party setting forth: (i) a description of the terms of the transaction, including the amount, the maturity, and the rate of interest on the Loan, (ii) the rate of interest available at the time on short-term repurchase agreements and commercial bank borrowings, and (iii) a quarterly report of the Interfund Lending Team to the applicable Board of Trustees and the other information presented to the applicable Board of Trustees related to their review of the Interfund Program. On a quarterly basis, the Interfund Lending Team will prepare a report for the applicable Board of Trustees (i) concerning the participation of the Funds of the applicable Trusts in the Interfund Program and the terms and other conditions of any extensions of credit under the Interfund Program and (ii) reporting on the operations of the Interfund Program.

4.	Representations and Warranties.

In addition to the representations and warranties arising in connection with a Loan pursuant to Section 3.1.4(b) and (c), each Borrower represents and warrants to each Lender and each Lender represents and warrants to each Borrower that:

(a)
it is a series of the applicable Trust that is duly organized and validly existing under the laws of its jurisdiction of organization and is qualified to do business in every other jurisdiction where lack of such qualification would have a material adverse effect on its business, assets or condition (financial or otherwise);

(b)	the applicable Trust is registered as an open-end management investment company under the 1940 Act;

(c)	the execution, delivery and performance by the applicable Trust of this Master Agreement

(i)	are within its power,

(ii)	have been duly authorized by all necessary action, and

(iii)	will not

(A)
contribute to or result in a breach of or default under or conflict with any existing law, order, regulation or ruling of any governmental or regulatory agency or authority, any order, writ, injunction or ruling of any court or other tribunal, or any indenture, lease agreement, instrument or other undertaking to which the Trust is a party or by which it is or its property or assets may be bound or affected, or

(B)	result in the imposition of any liens or encumbrances on any property or assets of a Fund (except as contemplated hereby), or

(C)
require any additional approval or consent of, or filing with, shareholders of such Fund or any governmental or regulatory agency or authority bearing on the validity of any borrowing pursuant to this Master Agreement, or

(D)
violate any provision of the Trust’s Trust Instrument or any amendment thereof, any of its investment policies and limitations, or any provision of its most recent Prospectus or Statement of Additional Information;

(d)
this Master Agreement is a legally valid and binding obligation of the applicable Trust on behalf of the Fund, enforceable against that Fund in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally; and

(e)
it is not in material violation of any material term of its most recent Prospectus or Statement of Additional Information, or of its organizational documents, or of any investment, borrowing or other similar type of policy or restriction to which it is subject, or of any material term of any material agreement or instrument to which it is a party, or, to the best of its knowledge, of any judgment, decree, order, statute, rule or governmental regulation applicable to it.

5.	Covenants.

5.1
Covenants in Effect Until Termination of Master Agreement. Until all of the obligations have been performed in full and its participation in the Interfund Program has been terminated as provided herein, each Trust, on behalf of each specific Borrower, covenants that it will:

(a)
maintain its legal existence and business; provided, however, that nothing contained in this Section 5.1(a) shall prohibit the merger or consolidation of any Borrower with or into another person upon written notice thereof to the Lenders under any Loans then outstanding, subject to the requirement that the surviving entity (if not previously a Borrower) be admitted as such in accordance with this Master Agreement, and subject to the further requirement that the surviving entity assumes all of the obligations of such Borrower under this Master Agreement, including, without limitation, the obligations of such Borrower with respect to any Loans outstanding to such Borrower at the time of such merger or consolidation;

(b)
at any time and from time to time, at its own expense, promptly execute and deliver or file all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect, protect, validate or preserve any security interest granted or pledged to the Lender pursuant to Section 3.11 hereof or to enable the Lender to exercise and enforce its rights and remedies thereunder with respect thereto;

(c)
file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due;

(d)
comply in all material respects with all of its investment policies and restrictions and all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its properties; provided that such Borrower shall not be required by reason of this section to comply therewith at any time while such Borrower shall be contesting its obligations to do so in good faith by appropriate proceedings promptly initiated and diligently conducted;

(e)
promptly notify the Lender of any material change in its agreements with governmental authorities or regulators or its investment policies or restrictions or of any Credit Arrangements or modifications thereof; and

(f)
upon request from the Lender from time to time, furnish to the Lender at reasonable times and intervals any information with respect to its financial standing and history or its property or business or prospects.

5.2	Covenants in Effect While Loans Are Outstanding. Each Trust, on behalf of each Borrower, covenants that, so long as any principal of or interest on any Loan made to it is outstanding, it will:

(a)
not, as long as any Unsecured Loan is outstanding hereunder, create or permit to exist any encumbrance in favor of any person or entity other than the Lender upon any of the assets of the Borrower other than (a) encumbrances created in connection with portfolio investments of the Borrower and (b) to secure the Borrower’s obligations under any Credit Arrangement by any assets not then pledged as collateral hereunder, in each case to the extent permitted by the provisions of its Prospectus and Statement of Additional Information;

(b)	not take out any Loan that

(i)	immediately after such Loan would cause the total of such loans to exceed 33 1/3% of the Borrower’s total assets, or

(ii)	would cause such Borrower’s total loans to exceed 10% of such Borrower’s total assets unless any Loan hereunder is secured in accordance with Section 3.11 hereof;

(c)
not, as long as any Loan made with respect to the Borrower is outstanding, allow the total amount of such Borrower’s Loans, as measured on the day when the most recent Loan was made, to exceed the greater of 125% of such Borrower’s total net cash redemptions for the preceding seven (7) calendar days and 102% of Sales Fails for the preceding seven (7) calendar days;

(d)	notify the Lender if it draws on its Credit Arrangements, borrows from other Lenders under the Master Agreement, or borrows from other parties; and

(e)	notify the Lender promptly of

(i)	any material changes in its Prospectus, Statement of Additional Information, and

(ii)
the occurrence of any event which would make any of the representations and warranties contained herein, or in any document, instrument or certificate delivered in connection herewith, untrue or inaccurate in any material respect.

The Lender covenants that:

(a)	its Loans to a single Borrower will not exceed 5% of the Lender’s net assets; and

(b)	its aggregate Loans to all Borrowers constitute 15% or less of the Lender’s net assets at the time of any Loan.

6.     Documents to be Delivered Prior to Initial Loan. The Borrower shall deliver to the Lender prior to the first Loan between the parties any documents as the Lender shall have requested in order to comply with applicable rules and regulations promulgated by governmental and regulatory authorities.

7.     Default.

7.1    Events of Default. The occurrence of any one or more of the following events (“Events of Default”) shall constitute an immediate Event of Default with respect to the Borrower:

(a)	The Borrower shall fail to pay principal of, or interest on, any Loan as and when due, or the Borrower shall fail to perform any of its other Obligations; or

(b)
There shall be a default by the Borrower under any Credit Arrangement, whether such Credit Arrangement now exists or shall hereafter be created, which default extends beyond any period of grace provided with respect thereto and which default relates to

(i)	the obligations to pay the principal of or interest on any such indebtedness under the Credit Arrangement, or

(ii)
an obligation other than the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause, or to permit the lender under the Credit Arrangement to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(c)
Any representation or warranty made by the Borrower in Section 4 of this Master Agreement, or in connection with any Loan made to or pledge of pledged collateral made by the Borrower, shall be incorrect in any material respect when made; or

(d)
The Borrower shall generally not pay its debts as such debts become due (for the avoidance of doubt, this shall not include trades that fail to settle by no fault of the Borrower), or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any governmental or public authority shall take over possession or control of a substantial part of the Borrower’s business; or any of the Borrower’s property shall become subject to attachment or other involuntary lien or levy; or any action or proceeding shall be commenced by the Borrower seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or debtors, seeking the entry of an order for relief of the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property, or any such proceeding is commenced against it which results in the entry of an order for such relief or such proceeding is not dismissed or stayed for a period of sixty (60) days following such commencement; or

(e)
An event of default occurs under any agreement evidencing an outstanding bank loan to the Borrower; provided that, in such circumstance, that event of default will automatically (without need for action or notice by the Lender) constitute an immediate event of default entitling the Lender to call the Loan (and exercise all rights with respect to any collateral) and that such a call will be deemed made if the lending bank exercises its right to call its loan under its agreement with the Borrower.

7.2     Remedies

7.2.1 Arbitration. In the event an Event of Default under Section 7.1(a) has occurred and not been cured within two Business Days from the Loan’s maturity or from the time the Lender makes a demand for payment (and none of the Events of Default specified in Section 7.1(d) has occurred), the Lender and the Borrower agree that such matter shall be submitted for binding arbitration to an independent arbitrator selected by the Board of Trustees of the Lender and Borrower. If the dispute involves a Lender and Borrower with different Boards of Trustees, the respective Boards of Trustees of the Lender and Borrower will select an independent arbitrator that is satisfactory to each party. Such independent arbitrator’s decision shall be binding and conclusive between the Lender and the Borrower. Such Arbitrator shall submit at least annually a written report of any dispute to the Boards of Trustees of the Funds describing the nature of any dispute and the actions taken by the Lender and Borrower to resolve the dispute.

7.2.2 Other Rights and Remedies. If an Event of Default has occurred and has not been resolved pursuant to Section 7.2.1, or any other Event of Default has occurred, then the Lender shall be entitled to exercise any and all rights and remedies available to it at law or in equity, including without limitation any rights and remedies that may be available to it under the Security Agreement and, with respect to an Event of Default specified in Section 7.1(e), any rights and remedies available to it under Section 7.1(e), and the Borrower shall pay to the Lender all reasonable expenses and disbursements incurred by the Lender in connection with the enforcement of its rights and remedies under this Master Agreement including the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto.

8.     Notice. Except as otherwise expressly provided herein, all notices hereunder to any party shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid or sent by fax, addressed to such party to the attention of the person specified in the following sentence at the address set forth for such party below, or to such other person or address as such party may designate to the other party hereto by notice delivered in accordance with this Section 8. All notices to the Borrower shall be addressed to the Treasurer of the Borrower and all notices from the Borrower to the Lender shall be addressed to the Treasurer of the Lender. Written notice to the Interfund Lending Team shall be sent to the following address: Touchstone Investments, 303 Broadway, Suite 1100, Cincinnati, OH 45202. The address for all Funds listed in this Master Agreement is: 303 Broadway, Suite 1100, Cincinnati, OH 45202.

9.     Amendments. Neither this Master Agreement nor any provision hereof may be amended in any respect except by a statement in writing executed by the parties hereto.

10.     Assignment. All of the terms of this Master Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that the Borrower shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

11.     Survival of Covenants, Representations and Warranties. All covenants, agreements, representations and warranties made herein or in any documents or other papers delivered by or on behalf of the Borrowers, or any of them, pursuant hereto shall be deemed to have been relied upon by the Lenders, regardless of any investigation made by or on behalf of the Lenders and shall survive the execution and delivery of this Master Agreement and the making by the Lenders of the Loans as herein contemplated and shall continue in full force and effect so long as any Loan, Obligation or any other amount due under this Agreement remains outstanding and unpaid or unsatisfied.

12.     Section Headings. The descriptive section headings in this Master Agreement have been inserted for convenience of reference only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

13.     Counterparts. This Master Agreement and the documents contemplated hereby may be executed simultaneously in any number of counterparts each of which when so executed and delivered shall be an original, but all of which shall together constitute but one and the same document.

14.     Severability. If any of the provisions of this Master Agreement or any instrument delivered hereunder or the application thereof to any party hereto or to any person or circumstances is held invalid, the remainder of this Master Agreement or such instrument and the application thereof to any party hereto or to any other person or circumstances shall not be affected thereby.

15.     Governing Law. This Master Agreement shall be governed by, and construed in accordance with, the laws of Ohio, without giving effect to principles of conflicts of law.

16.     Entire Agreement. This Master Agreement and the other documents contemplated hereby and executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby.

17.     Limitation of Liability of the Board of Trustees. It is expressly agreed that the obligations of the Funds shall not be binding upon any of the trustees, officers, agents or employees of the Funds or upon the shareholders of any of the Funds personally, but shall only bind the assets and property of the particular Fund, as provided in its Trust Instrument. The execution and delivery of this Master Agreement have been authorized by the Trustees of each Fund and this Master Agreement has been executed and delivered by an authorized officer of each Fund acting as such. Neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

18.     No Liability of Other Series of a Fund. Notwithstanding any other provision of this Master Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other series, whether arising under this Master Agreement or otherwise.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Master Agreement to be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

ALL FUNDS LISTED ON SCHEDULE A OR SCHEDULE B

By: /s/ Jill T. McGruder
Name: Jill T. McGruder
Title: President

TOUCHSTONE ADVISORS, INC.

By: /s/ Jill T. McGruder
Name: Jill T. McGruder
Title: Chief Compliance Officer

By: /s/ Steven M. Graziano
Name: Steven M. Graziano
Title: President

SCHEDULE A – Borrowing Funds
Except as otherwise indicated below, for each Fund, the Master Agreement was effective as of the Effective Date.
Touchstone Strategic Trust
Touchstone TST Balanced Fund
Touchstone TST Controlled Growth With Income Fund
Touchstone TST Credit Opportunities Fund
Touchstone TST Dynamic Diversified Income Fund
Touchstone TST Dynamic Equity Fund
Touchstone TST Dynamic Global Allocation Fund
Touchstone TST Flexible Income Fund
Touchstone TST Focused Fund
Touchstone TST Global Growth Fund
Touchstone TST Global Opportunities Fund
Touchstone TST International Equity Fund
Touchstone TST International Growth Fund
Touchstone TST International Small Cap Fund
Touchstone TST International Value Fund
Touchstone TST Large Cap Focused Fund
Touchstone TST Large Cap Fund
Touchstone TST Large Company Growth Fund
Touchstone TST Mid Cap Growth Fund
Touchstone TST Ohio Tax-Free Bond Fund
Touchstone TST Sands Emerging Markets Growth Fund
Touchstone TST Small Cap Growth Fund
Touchstone TST Small Cap Value Opportunities Fund
Touchstone TST Small Company Fund
Touchstone TST Sustainability and Impact Equity Fund
Touchstone TST Value Fund

Touchstone Variable Series Trust
Touchstone TVST Active Bond Fund
Touchstone TVST Aggressive ETF Fund
Touchstone TVST Balanced Fund
Touchstone TVST Bond Fund
Touchstone TVST Common Stock Fund
Touchstone TVST Conservative ETF Fund
Touchstone TVST Focused Fund
Touchstone TVST Large Cap Core Equity Fund
Touchstone TVST Moderate ETF Fund
Touchstone TVST Small Company Fund
Touchstone Funds Group Trust
Touchstone TFGT Active Bond Fund
Touchstone TFGT Arbitrage Fund
Touchstone TFGT Emerging Markets Small Cap Fund
Touchstone TFGT High Yield Fund
Touchstone TFGT Merger Arbitrage Fund
Touchstone TFGT Mid Cap Fund
Touchstone TFGT Mid Cap Value Fund
Touchstone TFGT Premium Yield Equity Fund
Touchstone TFGT Sands Select Growth Fund
Touchstone TFGT Small Cap Fund
Touchstone TFGT Small Cap Value Fund
Touchstone TFGT Total Return Bond Fund
Touchstone TFGT Ultra Short Duration Fixed Income Fund

Touchstone Institutional Funds Trust
Touchstone TIFT Sands Capital Institutional Growth Fund

DULE B – Lending Funds
Except as otherwise indicated below, for each Fund, the Master Agreement was effective as of the Effective Date.
Touchstone Strategic Trust
Touchstone TST Balanced Fund
Touchstone TST Credit Opportunities Fund
Touchstone TST Dynamic Equity Fund
Touchstone TST Flexible Income Fund
Touchstone TST Focused Fund
Touchstone TST Global Growth Fund
Touchstone TST Global Opportunities Fund
Touchstone TST International Equity Fund
Touchstone TST International Growth Fund
Touchstone TST International Small Cap Fund
Touchstone TST International Value Fund
Touchstone TST Large Cap Focused Fund
Touchstone TST Large Cap Fund
Touchstone TST Large Company Growth Fund
Touchstone TST Mid Cap Growth Fund
Touchstone TST Sands Emerging Markets Growth Fund
Touchstone TST Small Cap Growth Fund
Touchstone TST Small Cap Value Opportunities Fund
Touchstone TST Small Company Fund
Touchstone TST Sustainability and Impact Equity Fund
Touchstone TST Value Fund

Touchstone Variable Series Trust
Touchstone TVST Active Bond Fund
Touchstone TVST Aggressive ETF Fund
Touchstone TVST Balanced Fund
Touchstone TVST Bond Fund
Touchstone TVST Common Stock Fund
Touchstone TVST Conservative ETF Fund
Touchstone TVST Focused Fund
Touchstone TVST Large Cap Core Equity Fund
Touchstone TVST Moderate ETF Fund
Touchstone TVST Small Company Fund
Touchstone Funds Group Trust
Touchstone TFGT Active Bond Fund
Touchstone TFGT Arbitrage Fund
Touchstone TFGT Emerging Markets Small Cap Fund
Touchstone TFGT High Yield Fund
Touchstone TFGT Merger Arbitrage Fund
Touchstone TFGT Mid Cap Fund
Touchstone TFGT Mid Cap Value Fund
Touchstone TFGT Premium Yield Equity Fund
Touchstone TFGT Sands Select Growth Fund
Touchstone TFGT Small Cap Fund
Touchstone TFGT Small Cap Value Fund
Touchstone TFGT Total Return Bond Fund

Touchstone Institutional Funds Trust
Touchstone TIFT Sands Capital Institutional Growth Fund